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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      VAN KAMPEN HIGH YIELD MUNICIPAL FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen High Yield Municipal Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

Matter                                                 Votes For    Votes Against   Votes Abstain   Broker Non-Votes
------                                                -----------   -------------   -------------   ----------------
(1) Approve an Agreement and Plan of Reorganization   355,174,068     12,739,946      21,681,509           0

For a more detailed discussion on the proposal that was submitted to shareholders, please refer to the proxy statement that was filed on February 22, 2010 with the SEC under Accession number 0000950123-10-015195.